                                    EXHIBIT 5




                                  June 2, 1998




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

         We have served as counsel for Voice Control Systems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, covering the issuance of 1,300,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company to be issued in connection with the Voice Control Systems, Inc. 1998 Employee Stock Purchase Plan.

         We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non-assessable.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                              Very truly yours,



                                              /s/ Crouch and Hallett, L.L.P.